Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Plan, 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan and Written Compensation Agreements of CoTherix, Inc. of our report dated February 27, 2004, except for the fourth paragraph of Note 2, as to which the date is June 14, 2004, Note 13, as to which the date is August 31, 2004 and the third paragraph of Note 1, as to which the date is October 14, 2004, with respect to the financial statements of CoTherix, Inc. for the year ended December 31, 2003 included in its Registration Statement (Form S-1 No. 333-113521), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

October 27, 2004